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                                                                      EXHIBIT 18

                                MULTI-CLASS PLAN

                                      FOR

                               COMMON SENSE TRUST


      This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by each of the separate Series of Common Sense Trust (the "Trust") in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Trust and each Series of the Trust and each Class of Shares of each Series and adopted this Plan to be effective on August 9, 1996.

            A. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

                        1. The Act - Investment Company Act of 1940, as amended.

                        2.         CDSC - contingent deferred sales charge.

                        3. CDSC Period - the period of years following acquisition during which Shares are assessed a CDSC upon redemption.

                        4.         Class - a class of Shares of a Series.

                        5. Class A Shares - shall have the meaning ascribed in Section B. 1.

                        6. Class B Shares - shall have the meaning ascribed in Section B. 1.

                        7. Class 1 Shares - shall have the meaning ascribed in Section B. 1.

                        8. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or board resolutions.

                        9. Distribution Fee - a fee paid by a Series to the Distributor in reimbursement of Distribution Expenses.

                        10.        Distributor - PFS Distributors, Inc.

                        11.        Trust - Common Sense Trust.
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                        12.        Series - each separate Series of the Trust.

                        13. Money Market Fund - Common Sense Money Market Fund, a Series of the Trust.

                        14. Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

                        15. Service Fee - a fee paid to PFS Investments, Inc. for the ongoing provision of personal services to Trust shareholders and/or the maintenance of shareholder accounts.

                        16. Share - a share of beneficial interest in the Trust.

                        17.        Trustees - the trustees of the Trust.

                        18.        Immediate family -  spouses and minor
                                   children.


            B. Classes. Each Series may offer Class A Shares and Class B Shares. Each Series shall make available Class 1 Shares to accounts of previously established shareholders or their immediate family.

                        1. Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Trust's prospectus, which may be reduced or eliminated for Money Market Fund, larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set forth in the Trust's prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and
                                   Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Service Fees approved from time to time by the Trustees and set forth in the Trust's prospectus.

                        2. Class B Shares. Class B Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D. 1, (3) subject to ongoing Service Fees, which may not apply for Money Market Fund, and Distribution Fees approved from time to time by the Trustees and set forth in the Trust's prospectus and (4) converted to Class A Shares six years after the shares were purchased.





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                        3.         Class 1 Shares.  Class 1 Shares are those
                                   shares as set forth in the Trust's
                                   prospectus that are not available to the general public.


            C. Rights and Privileges of Classes. Each Class of each Series will represent an interest in the same portfolio of investments of that Series and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.


            D. CDSC. A CDSC may be imposed upon redemption of Class A Shares and Class B Shares that do not incur a front-end sales charge subject to the following conditions:

                        1. CDSC Period. The CDSC Period for Class A Shares shall be one year. The CDSC Period for Class B Shares shall be at least three but not more than ten years as recommended by the Distributor and approved by the Trustees.

                        2. CDSC Rate. The CDSC rate shall be recommended by the Distributor and approved by the Trustees. If a CDSC is imposed for a period greater than one year the CDSC rate must decline during the CDSC Period such that (a) the CDSC rate is less in the last year of the CDSC Period than in the first and (b) in each succeeding year the CDSC rate shall be less than or equal to the CDSC rate in the preceding year.

                        3. Disclosure and Changes. The CDSC rates and CDSC Period shall be disclosed in the Trust's prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section M.

                        4. Method of Calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

                        5. Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares under circumstances previously approved by the Trustees and disclosed in the Trust's prospectus or statement of additional information and as allowed under Rule 6c-10 under the Act.





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                        6.         Calculation of offering price. The offering
                                   price of Shares subject to a CDSC shall be computed in accordance with Rule 22c-1 and
                                   Section 22(d) of the Act and the rules and regulations thereunder.

                        7. Retention by Distributor. The CDSC paid with respect to Shares of a Series may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and Distribution Expenses to the extent of such commissions and Distribution Expenses eligible for reimbursement and approved by the Trustees.

            E. Service and Distribution Fees. Class A Shares shall be subject to a Service Fee and Class B Shares shall be subject to a Service Fee and a Distribution Fee. The Service Fee applicable to any class shall be 0.25% per annum of the average daily net assets of the Class (0.10% for Money Market Fund) and the Distribution Fee shall be 0.75% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

            F. Conversion. Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse each Series, or take such other actions with the approval of the Trustees as may be reasonably necessary, to ensure the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Plan of Distribution, applicable to the class of shares converting into Class A Shares.

            G.          Allocation of Expenses, Income and Gains Among Classes.

                        1.         Expenses applicable to a particular class.
                                   Each Class of each Series shall pay any
                                   Service Fee, Distribution Fee and CDSC
                                   applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Series' assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.





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                        2.         Distribution Expenses.  Distribution
                                   Expenses actually attributable to the sale of all Classes shall be allocated to each Class based upon the ratio which sales of each Class bears to the sales of all Shares of the Series. For this purpose, Shares issued upon reinvestment of dividends or distributions, upon conversion from Class B Shares to Class A Shares or upon share splits will not be considered sales.

                        3. Income, capital gains and losses, and other expenses applicable to all Classes. Income, realized and unrealized capital gains and losses, and expenses such as advisory fees applicable to all Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Series.

                        4. Determination of nature of expenses. The Trustees shall determine in their sole discretion whether any expenses other than those listed herein is properly treated as attributed to a particular Class or all Classes.

            H. Exchange Privilege. Exchanges of Shares shall be permitted between Series of the Trust as follows.

                        1.         General.   Shares of one Series may be
                                   exchanged for Shares of the same Class of another Series at net asset value and without sales charge, provided that

                                   a.          Class A Shares of the Money
                                               Market Fund  that were not
                                               acquired in exchange for Class B
                                               Shares of a Series may be
                                               exchanged for Class A Shares of
                                               another Series only upon payment
                                               of the excess, if any, of the
                                               sales charge rate applicable to
                                               the Shares being acquired over
                                               the sales charge rate previously
                                               paid.

                                   b.          Shares of the Money Market Fund
                                               acquired through an exchange of
                                               Class 1 or Class B Shares may be
                                               exchanged only for the same
                                               Class of another Series as the
                                               Class they were acquired in
                                               exchange for or any Class into
                                               which those shares were
                                               converted.

                        2. CDSC Computation. The acquired Shares will remain subject to the CDSC rate schedule and CDSC Period, if applicable, for the original Series upon the redemption of the Shares from the Trust. For purposes of computing the CDSC payable on a disposition of the new Shares, the holding period for the original Shares shall be added to the holding period of the new Shares.





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            I.          Voting Rights of Classes.

                        1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that

                                   a.          If any amendment is proposed to
                                               the plan under which Service
                                               Fees are paid with respect to
                                               Class A Shares of a Series that
                                               would increase materially the
                                               amount to be borne by Class A
                                               Shares under that plan, then no
                                               Class B Shares shall convert
                                               into Class A Shares of that
                                               Series until the holders of
                                               Class B Shares of that Series
                                               have also approved the proposed
                                               amendment.

                                   b.          If the holders of either the
                                               Class B Shares referred to in
                                               subparagraph a.  do not approve
                                               the proposed amendment, the
                                               Trustees of the Trust and the
                                               Distributor shall take such
                                               action as is necessary to ensure
                                               that the Class voting against
                                               the amendment shall convert into
                                               another Class identical in all
                                               material respects to Class A
                                               Shares of the Series as
                                               constituted prior to the
                                               amendment.

                        2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

            J. Dividends. Dividends paid by a Series with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

            K. Reports to Trustees. The Distributor shall provide to the Trustees of the Trust quarterly and annual statements concerning distribution and Shareholder servicing expenditures complying with paragraph
                        (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time. The Distributors also shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

            L. Amendment. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees of the Trust, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of
                        a majority of the Shares of the affected Class.   The
                        Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Plan.





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